Empower Cells to Change Lives

Exhibit 10.1

To: EMPLOYEE

From: David First

July 10, 2023

Dear EMPLOYEE,

We are excited to share that the Board of Directors has approved the payment to you of a retention recognition bonus, subject to the terms of this agreement.

By July 14, 2023, you will receive a payment in the amount of: $TOTAL BONUS PAYOUT, less applicable taxes, provided you sign and return this letter to the undersigned by July 12, 2023.

Please note, that if before December 31, 2023, you voluntarily resign your employment with SQZ Biotechnologies Company (”SQZ”) other than for Good Reason (as defined in the Employment Agreement between you and SQZ dated DATE) the “Employment Agreement” or SQZ terminates your employment for Cause (as defined in the employment Agreement), then within ten days following your termination date, you will be required to repay the total gross amount of the retention recognition bonus paid to you. You agree that SQZ may (but will not be required to) deduct any such repayment from the after-tax amount of any payments that may be due to you from SQZ, including your final paycheck and that all payments under this letter will be subject to Section 8 (Parachute Payments) of the Employment Agreement, if applicable.

This letter is not intended to and does not change in any way the at-will nature of your employment and may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A .pdf or other electronic signature shall be deemed to be and have

Empower Cells to Change Lives

the effect of an original signature.

On behalf of the entire leadership team, thank you for your continued hard work and dedication toward SQZ’s success.

Sincerely,

/s/ David First

David First

Acknowledged and agreed (return by July 12, 2023):

EMPLOYEE